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                                                                    EXHIBIT 99.2
[LOGO TRUE NORTH COMMUNICATIONS INC.]


   Date: December 24, 1997                                                  NEWS
Contact: Susan Geanuleas of True North Communications, 312/425-6570
         Rich Torrenzano of The Torrenzano Group, 212/681-1700 ext. 102
         Joele Frank of the Abernathy/MacGregor Group, 212/371-5999

         FOR IMMEDIATE RELEASE

                        U.S. DISTRICT COURT IN ILLINOIS
                  DENIES PUBLICIS' CLAIMS AGAINST TRUE NORTH

CHICAGO -- True North Communications Inc. (NYSE: TNO) today confirmed that Judge Joan B. Gottschall of the U.S. District Court for the Northern District of Illinois denied all claims by Publicis Communication for a preliminary injunction to block the True North shareholder meeting to vote on the proposed merger transaction of Bozell, Jacobs, Kenyon & Eckhardt (BJKE).

True North also confirmed it will proceed with the special shareholder meeting on Tuesday, December 30, in Chicago, to approve the BJKE transaction.

On or about November 26, 1997, Publicis filed a complaint in the U.S. District Court for the Northern District of Illinois against True North seeking, among other things, an injunction to block the True North Special Shareholders Meeting. True North believed the claims asserted in the Publicis complaint were without merit and filed a countersuit to defend against such action.

                                    -More-

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2/U.S. DISTRICT COURT IN ILLINOIS DENIES PUBLICIS' CLAIMS AGAINST TRUE NORTH



In a separate action, the Court of Chancery of the State of Delaware today issued a preliminary injunction, in follow-up to the motion granted on Tuesday, December 23, which prohibits Publicis and its related parties from interfering with the True North shareholder vote on BJKE.

True North Communications Inc. is one of the leading global communications companies with operations in 69 countries. In 1996, its capitalized billings exceeded $8.2 billion. True North brands include: Foote, Cone & Belding, the largest advertising agency in North America; TN Technologies Inc.; and Associated Communications Companies.

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